Exhibit 23.2

Independent Auditors’ Consent

The Board of Directors
Whole Foods Market, Inc.:

We consent to incorporation by reference in the registration statements (No. 333-11271, No. 333-11273, No. 333-35809, No. 33-79072, No. 33-48392, No. 333-73876, No. 333-91086 and No. 333-101565) on Form S-8, and the registration statements (No. 333-51419, No. 333-00968, No. 333-43555, No. 333-27745 and No. 33-68362) on Form S-3 of Whole Foods Market, Inc. of our report dated November 21, 2000 relating to the consolidated statements of operations, shareholders’ equity and comprehensive income, and cash flows of Whole Foods Market, Inc. and subsidiaries for the fiscal year ended September 24, 2000, which report appears in the September 29, 2002 annual report on Form 10-K of Whole Foods Market, Inc.

/s/ KPMG LLP
Austin, Texas
December 20, 2002